UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 14, 2025

Date of Report (Date of earliest event reported)

Quipt Home Medical Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation)

001-40413	N/A
(Commission File Number)	(IRS Employer Identification No.)

1019 Town Drive
Wilder, Kentucky	41076
(Address of principal executive offices)	(Zip Code)

(859) 878-2220

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without Par Value	QIPT	The Nasdaq Capital Market
Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2025, Quipt Home Medical Corp., a British Columbia corporation (“Quipt” or the “Company”), entered into an Arrangement Agreement (the “Arrangement Agreement”) to be acquired by 1567208 B.C. LTD, a company existing under the laws of British Columbia (“B.C. Purchaser”), and REM Aggregator, LLC, a Delaware limited liability company (individually, “REM Aggregator”, and collectively with B.C. Purchaser (“Purchaser” or “Purchasers”). Purchaser are entities affiliated with Kingswood Capital Management, LP (together with its affiliates, “Kingswood”).

Under the terms of the Arrangement Agreement, Purchaser will acquire all of the issued and outstanding common shares of the Company (the “Shares”) pursuant to a Plan of Arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) (the “BCBCA”) for US$3.65 per Share.

The Arrangement has been unanimously approved by the board of directors of the Company (the “Board”). In doing so, the Board determined that the consideration to be received by the shareholders is fair, from a financial point of view to the shareholders of the Company and in the best interests of the Company. The Board also has determined unanimously to recommend that the Company’s shareholders (the “Shareholders”) vote in favor of the Arrangement at a special meeting of the Company (the “Meeting”).

At the effective time of the Arrangement (the “Effective Time”), each Share, other than any Shares exchanged by shareholders who may properly exercise dissent rights under the BCBCA (“Dissenting Shareholders”), will be deemed to be transferred to Purchaser in consideration for the right to receive a cash payment from the Purchaser in the amount equal to US$3.65, without interest.

If the Arrangement is consummated, the Shares will be de-listed from The Nasdaq Capital Market and the Toronto Stock Exchange and de-registered under the Securities Exchange Act of 1934, as amended, and the Company will cease to be a Canadian “reporting issuer”, as soon as practicable following the Effective Time.

Each option exercisable to acquire one or more Shares from the Company (a “Company Option”), outstanding immediately prior to the Effective Time (whether vested or unvested) will be deemed to be unconditionally vested and exercisable and will, without any further action by or on behalf of a holder of the Company Option, be deemed to be surrendered and transferred by such holder to the Company in consideration for the right to receive a cash payment from the Company in an amount equal to the excess, if any, of US$3.65 over the exercise price of such option, less any amounts the Company is required to withhold for taxes, without interest. Any option for which the exercise price is equal to or greater than US$3.65 will be cancelled for no consideration.

Each of the Company’s restricted share units (a “Company RSU”) outstanding immediately prior to the Effective Time (whether vested or unvested) will, without any further action by or on behalf of the holder of any such Company RSU, be deemed to be transferred by such holder to the Company in consideration for the right to receive a cash payment from the Company in the amount equal to US$3.65, less any amounts the Company is required to withhold for taxes, without interest.

Shares held by Dissenting Shareholders will be deemed to be transferred to Purchaser at the Effective Time in consideration for the right to receive an amount determined and payable in accordance with the provisions of the BCBCA.

Pursuant to the terms of an equity commitment letter entered into by and between Purchaser and Kingswood and delivered to the Company at the signing of the Arrangement Agreement (the “ECL”), Purchaser has obtained equity commitments from Kingswood for the transactions contemplated by the Arrangement Agreement, the aggregate proceeds of which Purchaser will be used to fund the consideration payable at closing and thereafter, all fees, costs, expenses and other amounts payable by Purchaser in connection with the transactions contemplated by the transactions contemplated by the Arrangement Agreement (the “Commitment”). The ECL includes a guarantee from Kingswood to the Company, on the terms and conditions set forth in the ECL. The Arrangement Agreement also contemplates that Purchaser may enter into a debt financing in connection with funding consideration in the Arrangement.

Closing and Conditions to the Arrangement

The parties expect to close the Arrangement in the first half of 2026, subject to a number of conditions, including: (i) the approval of 66⅔% of the votes cast by the Shareholders, voting together as a single class, at the Meeting, and, if required by Canadian securities laws, a simple majority of the votes cast by the Shareholders excluding votes cast by Shareholders required to be excluded in accordance with Section 8.1(2) of Multi-lateral Instrument 61-101 (the “Required Securityholder Approval”), (ii) court approval of the Arrangement; (iii) the accuracy of the representations and warranties contained in the Arrangement Agreement, subject to specified thresholds and exceptions; (iv) compliance in all material respects with the covenants contained in the Arrangement Agreement; (v) dissenter rights not exercised with respect to more than 10% of the issued and outstanding shares; (vi) the absence of a Material Adverse Effect (as defined in the Arrangement Agreement) with respect to the Company; and (vi) receipt of approval or expiration of the applicable waiting period, under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Certain Other Terms of the Arrangement Agreement

The Arrangement Agreement includes customary representations, warranties and covenants of the Company and Purchaser, including, among others, covenants relating to the Company obtaining certain key regulatory approvals and the conduct of the business of the Company during the interim period between execution of the Arrangement Agreement and the Effective Time.

The Arrangement Agreement also provides customary restrictions on the Company’s ability to solicit alternative acquisition proposals from third parties and engage in discussions or negotiations with third parties regarding such proposals. Notwithstanding these restrictions, the Company may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to an unsolicited acquisition proposal that constitutes or could reasonably be expected to constitute or lead to a Superior Proposal (as defined in the Arrangement Agreement).

The parties may terminate the Arrangement Agreement in certain circumstances, including: (i) by mutual written agreement; (ii) by either the Company or Purchaser if the Required Securityholder Approval is not obtained; (iii) by either the Company or the Purchaser if any law is enacted, enforced or amended that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or Purchaser from consummating the Arrangement; (iv) by either the Company or Purchaser if the Effective Time does not occur on or prior to June 15, 2026 (with an option to extend for up to 60 days in the event certain conditions are not satisfied) or such later date as may be agreed to between the parties; (v) by the non-breaching party if either the Company or Purchaser breaches its representations, warranties or covenants in the Arrangement Agreement in a way that would entitle the party seeking to terminate the Arrangement Agreement not to consummate the Arrangement, subject to the right of the breaching party to cure the breach; (vi) by the Company if, prior to obtaining the Required Securityholder Approval, the Board authorizes the Company to enter into a definitive written agreement with respect to a Superior Proposal and the Company enters into an Alternative Transaction Agreement (as defined in the Arrangement Agreement) with respect to such Superior Proposal, subject to compliance with specified process and notice requirements; (vii) by Purchaser if, prior to obtaining the Required Securityholder Approval, the Board has changed its recommendation in favor of the Arrangement or fails to reconfirm its recommendation under certain circumstances; (viii) by Purchaser if a Material Adverse Effect with respect to the Company has occurred and is continuing; (ix) the Company enters into an Alternative Transaction Agreement; or (x) the Company breaches the non-solicit obligations or covenants in any material respect. The Arrangement Agreement also provides for the payment by the Company to Purchaser of a termination fee of $6,950,000 million if the Arrangement Agreement is terminated in connection with a termination described in (vi), (vii), (ix) or (x) above.

The foregoing description of the Arrangement Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement, which is included as Exhibit 2.1 to this report and which is incorporated herein by reference.

The Arrangement Agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company, Purchaser or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Arrangement Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Arrangement Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Arrangement Agreement, and unless required by applicable law, the Company does not undertake any obligation to update such information.

Voting Support Agreements

In connection with the execution of the Arrangement Agreement, Forager Fund, L.P., the directors of the Company, Gregory Crawford and Hardik Mehta of the Company holding in the aggregate approximately 20.9% of the Company’s outstanding Shares entered into voting and support agreements (the “Voting Agreements”). Pursuant to the Voting Agreements, Purchaser and the signatories thereto have agreed, among other things, to vote in favor of the Arrangement Agreement, the Arrangement, and the other transactions contemplated thereby at the Meeting. The Voting Agreements terminate in certain circumstances, including upon the termination of the Arrangement Agreement in accordance with its terms.

The foregoing description of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, references to the forms of the Voting Agreement, which are filed as Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 15, 2025, Quipt issued a press release announcing the execution of the Arrangement Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Arrangement Agreement, dated as of December 14, 2025, between Quipt Home Medical Corp., a British Columbia corporation, 1567208 B.C. LTD, a company existing under the laws of British Columbia and REM Aggregator, LLC, a Delaware company.
99.1	Form of Voting Agreement by and between Purchaser and the director and executive officer signatories thereto, each dated as of December 14, 2025
99.2	Form of Voting Agreement by and between Purchaser and the shareholder signatories thereto, each dated as of December 14, 2025
99.3**	Press Release dated December 15, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Quipt hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that Quipt may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any schedules so furnished.
**	Furnished herewith.

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this report contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”). Certain statements in this report may constitute forward-looking statements, which reflect the expectations of Quipt’s management regarding the business prospects and opportunities of Quipt and the Arrangement. The use of words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. Quipt’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors including but not limited to risks related to the satisfaction or waiver of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory, court and Quipt’s securityholder approvals) in the anticipated timeframe or at all, including the possibility that the proposed transaction does not close; the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; significant transaction costs; and unknown liabilities and the risk of litigation and/or regulatory actions related to the proposed transaction. Please also refer to the factors discussed under “Risk Factors” and “Special Note Regarding Forward-looking Information” in Quipt’s Annual Report on Form 10-K for the year ended September 30, 2025, with the U.S. Securities Exchange Commission (“SEC”) and the securities regulatory authorities in certain provinces of Canada, each as updated by Quipt’s continuous disclosure filings, which are available at www.sec.gov and at www.sedarplus.com.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. All forward-looking statements herein are qualified in their entirety by its cautionary statement and are made as of the date of this document. Quipt disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Additional Information about the Arrangement and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote, consent or approval in any jurisdiction, nor shall there by any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication has been prepared in respect of the transaction involving Quipt and Purchaser pursuant to the terms of the Arrangement Agreement, and may be deemed to be soliciting material relating to the transaction. In connection with the transaction, Quipt will file a management information circular and proxy statement on Schedule 14A relating to a special meeting of the securityholders with the SEC and with the securities regulatory authorities in certain provinces of Canada. Additionally, Quipt will file other relevant materials in connection with the transaction with the SEC. Securityholders of Quipt are urged to read the management information circular and proxy statement and/or consent solicitation documents regarding the transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the transaction because they will contain important information about the transaction and the parties to the Arrangement Agreement. The definitive management information circular and proxy statement will be mailed to holders of Quipt’s securityholders. Securityholders will be able to obtain a copy of the management information circular and proxy statement, as well as other filings containing information about the transaction and the parties to the Arrangement Agreement made by Quipt with the SEC and with the securities regulatory authorities in certain provinces of Canada free of charge on EDGAR at www.sec.gov, on SEDAR+ at www.sedarplus.com, or on Quipt’s website at https://quipthomemedical.com. Information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated into and does not constitute a part of this document. We have included these website addresses only as inactive textual references and do not intend them to be active links.

Participants in the Solicitation

Quipt and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the securityholders of Quipt in respect of the transaction. Information about Quipt’s directors and executive officers is set forth in the proxy statement and management information circular for Quipt’s Annual General Meeting of Shareholders, which was filed with the SEC and with the securities regulatory authorities in certain provinces of Canada on January 24, 2025. Investors may obtain additional information regarding the interest of such participants by reading the management information circular and proxy statement regarding the Arrangement when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quipt Home Medical Corp.

Date:	December 15, 2025	By:	/s/ Hardik Mehta
Hardik Mehta
Chief Financial Officer